Exhibit 3.17

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ETC M-A ACQUISITION LLC

This Amended & Restated Limited Liability Company Agreement (the “Agreement”) of ETC M-A Acquisition LLC, is entered into as of the 2nd day of December, 2016, by ETP Retail Holdings, LLC, a Delaware limited liability company (the sole “Member”).

WHEREAS, the Member desires to enter into this Agreement to amend and restate in its entirety the Limited Liability Company Agreement of ETC M-A Acquisition LLC, dated as of August 14, 2013, and

NOW THEREFORE, the Member hereby enters into this Agreement pursuant to and in accordance with the Act and agrees as follows:

1. Organizational Matters.

1.1 Name. The name of the Company shall be “ETC M-A Acquisition LLC” or such other name as the Member shall designate from time to time in accordance with applicable law.

1.2 Formation. The Company was formed on August 1, 2013 pursuant to the provisions of the Act, upon filing of a Certificate of Formation with the Secretary of State of the State of Delaware. The Company shall be governed by, and the rights, duties and liabilities of the Member shall be as provided in, this Agreement. The Act shall govern only on matters and in circumstances where this Agreement is silent.

1.3. Membership. The Member is admitted as the sole Member of the Company.

1.4. Purpose. The purpose of the Company is to engage in any lawful business for which limited liability companies may be organized under the Delaware Limited Liability Company Act.

1.5. Powers. Except as otherwise limited in this Agreement, the Act or any other applicable laws and regulations, the Company shall have the power and authority to take any and all actions necessary or convenient for the conduct, promotion, or attainment of the purpose set forth in Section 1.4.

1.6. Principal Office. The principal office of the Company shall be located initially in Dallas, Texas. The Company may also maintain offices at such other place or places as the Member deems advisable.

1.7. Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware are the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Member may at any time and from time to time designate another registered agent.

1.8. Filings. The Member promptly shall cause the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

1.9. Duration of the Company. The Company shall commence upon the filing of the Company’s Certificate of Formation with the Delaware Secretary of State, and shall continue indefinitely until terminated by operation of law or by the terms hereof.

2. Definitions. The following terms, when used in this Agreement, shall have the meanings ascribed to them: “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time, and any successor to such Act.

“Agreement” means this Agreement, as it may be amended or supplemented from time to time, filed under the Act.

“Certificate of Formation” means the Certificate of Formation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed by the filing of the Company’s Certificate of Formation with the Delaware Secretary of State.

“Liquidator” shall have the meaning ascribed to it in Section 11.2.

“Member” shall have the meaning ascribed to such term in the introductory paragraph to this Agreement.

“Membership Interest” shall mean a Member’s entire interest in the Company including the Member’s economic interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

“Person” means a natural person, trust, estate, association, partnership, limited partnership, limited liability company, limited liability partnership, corporation, or other legal entity.

3. Members.

3.1 Liability of Members. The Member(s) shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided herein or in the Act. Further, except in the case of its bad faith, gross negligence or willful misconduct, the Member shall not be liable to the Company for monetary damages for any breach of fiduciary duty to the fullest extent permitted by the laws of the State of the State of Delaware.

3.2 New Members. One or more additional members may be admitted to the Company with the consent of the Member and appropriate modification and/or amendments to this Agreement as necessary.

3.3 Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company) prior to the dissolution and winding up of the Company.

4. Management.

4.1 Generally. The Company shall be managed by the Member. However, in furtherance of the foregoing and pursuant to the Section 18-407 of the Act, the Member elects to delegate to agents, including persons designated as officers of the Company, certain powers necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business (the “Officers”).

4.2 Officers. The officers shall exercise such powers and perform such duties as are specified in this Agreement and as shall be determined from time to time by the Member. Any individual may hold any number of offices. The Company may have the following Officers:

(a) Chief Executive Officer. The chief executive officer shall preside at all meetings, and shall perform such other duties and have such other powers as the Member may from time to time prescribe, subject to the right of the Member to confer specific powers on other individuals and subject generally to the direction of the Member. The chief executive officer may sign, singly or with any other Officer thereunto duly authorized by the Member, in the name of the Company deeds, mortgages, bonds, contracts, agreement or other instruments providing for the acquisition, mortgage or disposition of property of the Company, except in cases where the signing thereof shall be expressly delegated by the Member to some other Officer or agent, and the execution of any such deeds, mortgages, bonds, contracts, agreements, or other instruments shall be valid and binding on the Company if executed by the chief executive officer, president, the Member, or other Officer.

(b) President. The president shall have general supervision, direction, control and charge of the business and affairs of the Company, and shall perform such other duties and have such other powers as the Member may from time to time prescribe, subject to the right of the Member to confer specific powers on other individuals and subject generally to the direction of the Member. The president may sign, singly or with any other Officer thereunto duly authorized by the Member, in the name of the Company deeds, mortgages, bonds, contracts, agreement or other instruments providing for the acquisition, mortgage or disposition of property of the Company, except in cases where the signing thereof shall be expressly delegated by the Member to some other Officer or agent, and the execution of any such deeds, mortgages, bonds, contracts, agreements, or other instruments shall be valid and binding on the Company if executed by the chief executive officer, president, the Member, or other Officer.

(c) Vice President. The vice president (including Executive and Senior Vice Presidents), or if there shall be more than one, the vice presidents in the order determined by the Member, shall, in the absence or disability of the president, perform the duties and exercise the powers of and be subject to all restrictions upon the president, and shall have full power and authority to act on behalf of and bind the Company in performing and entering into the Company’s ordinary and usual activities and agreements and have such other powers as the Member may from time to time prescribe.

(d) Chief Financial Officer. The chief financial officer shall be the principal financial officer of the Company and in the event of the Treasurer’s absence or disability or of a vacancy in the office of Treasurer shall have the power and perform the duties of the Treasurer and have such powers and perform such duties as the Member may from time to time prescribe.

(e) Secretary. The secretary shall attend all meetings and record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the Member, and shall perform such other duties as may be prescribed by the Member or president, under whose supervision the secretary shall be. Additionally, the secretary shall have custody of the corporate seal of the Company, and the secretary or an assistant secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by the secretary’s signature or by the signature of any assistant secretary. The Member may give general authority to any other officer to affix the seal of the Company and to attest the affixing of the secretary’s signature.

(f) Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Member shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such powers as the Member from time to time may prescribe.

(g) Treasurer. The treasurer, if one is chosen or, if not, the chief financial officer or secretary, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all money and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The treasurer, if one is chosen or, if not, the chief financial officer or secretary, shall disburse the funds of the Company as may be ordered by the president or Member, and shall render to the president and the Member when requested an account of all transactions performed and of the financial condition of the Company and shall have such other powers and perform such other duties as may be prescribed by the Member.

(h) Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Member, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(i) In addition to the foregoing officers, the Member reserves the right to appoint other officers from time to time, with such authority and responsibilities as may be specified by the Member and to ensure the Company’s compliance with record keeping, reporting and financial requirements of applicable laws and regulations.

4.3 Salaries. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Member.

4.4 Term of Offices. Except as otherwise agreed in writing between the Company and an officer, any officer may be removed, either with or without cause, by the Member at any time. The officers of the Company shall hold office until their successors are chosen and qualify, or until their earlier resignation or removal. Any vacancy occurring in any office shall be filled by the Member.

4.5 Officer’s Limitation of Liability. No Officer shall be liable to the Company for monetary damages for breach of fiduciary duty or an act or omission in his or her capacity as an officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a officer (i) for any breach of the officer’s duty of loyalty to the Company or its Member, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and (iii) for any transaction from which the officer derived an improper personal benefit.

5. Indemnification. The Company shall indemnify and hold harmless the Member, and officers, and where applicable, the Member’s partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons (each an “Indemnified Party”) from and against any and all liabilities, expenses, claims, demands and actions of every kind and nature whatsoever which may arise in connection with the Company or out of or by reason of the Member’s and officer’s performance of his duties and responsibilities as contained in the Certificate of Formation, this Agreement, or the Act, to the fullest extent of the Act, except liabilities arising (i) as a result of a breach of any provision of this Agreement, (ii) for any breach of the officer’s duty of loyalty to the Company or to its Member, (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and (iv) for any transaction from which the officer derived an improper personal benefit. Such indemnification shall continue as to a Person who has ceased to hold the office or position giving rise to the indemnification of this Section 5 and shall inure to the benefit of the successor, heirs, executors, and administrators of such Person. The right to indemnification conferred in this Section 5 shall also include the right to be paid by the Company the expense incurred in connection with any proceeding in advance of its disposition to the fullest extent permitted by the Act. The right to indemnification conferred in this Section 5 shall be a contract right.

6. Banking. All funds of the Company shall be deposited in its name in such checking account or accounts as shall be designated by the Member. All withdrawals there from are to be made upon checks which must be signed by the Member, or the Chief Financial Officer or a representative designated by the Member.

7. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

8. Books and Records.

8.1 Fiscal Year. The “fiscal st year” of the Company shall mean the annual accounting period ending on December 31 of each calendar year, or such other period as determined by the Member. All books and records of the Company shall be kept, and all Company tax returns shall be filed for each fiscal year, except that the final accounting period of the Company shall end on the date of termination of the Company.

8.2 Financial and Tax Reporting. The Company shall prepare its financial statements in accordance with generally accepted accounting principles as from time to time in effect and shall prepare its income tax information returns using such method of accounting and tax year as the Member deem necessary or appropriate under the Code and the Regulations. The Member is designated as the “Tax Matters Member” (which shall have the same definition as “Tax Matters Partner” as defined in Code § 6231), to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. All tax elections available to the Company under the Code shall be within the sole discretion of the Member, including any election under Code §§ 754, 743 and 734.

8.3 Books, Records and Financial Statements. At all times during the continuance of the Company, the Company shall maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business, in accordance with generally accepted accounting principles consistently applied to the extent not inconsistent with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate of Formation, shall at all times be maintained at the principal office or at such other place of business. The Member shall give notice to each Member of any changes in the location of such books and records. Such books and records shall be open to inspection, audit and copying by any Member, or the Member’s designated representative, upon reasonable notice at any time during business hours for any purpose reasonably related to the Member’s Interest in the Company. Any information so obtained or copied shall be kept and maintained in strictest confidence except as required by law.

8.4 Audit. At the discretion of the Member, the financial statements of the Company may be audited at the end of each fiscal year by an independent certified public accountant selected by the Member, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audits will be an expense of the Company.

A copy of any such audited financial statements and the accountant’s report will be made available to the Member for inspection.

9. Insurance. The Company shall carry liability insurance in such amount as the Member may deem appropriate.

10. Amendment of Agreement. All amendments to this Agreement shall require the written consent of the Member.

11. Dissolution and Liquidation.

11.1 Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11.2 Liquidation. Upon the occurrence of any of the events specified in Section 11.1, the Member, or any liquidating trustee appointed by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of the Company’s assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The proceeds from liquidation of the Company, including repayment of any debts of the Member to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order or priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in the remaining provisions of this Section 11; and thereafter

(c) To the payment to the Member of the positive balances after giving effect to all allocations and all distributions for all prior periods, including the period during which the process of liquidation occurs.

11.3 Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Delaware Secretary of State, and the Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

12. General.

12.1 Construction. The rights and obligations of the Member, and the affairs of the Company, shall be governed first by the mandatory provisions of the Act, second by the Company’s Certificate of Formation, third by this Agreement, and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.

12.2 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

12.3 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12.4 Binding Effect. This Agreement shall be binding upon and, to the extent permitted by the specific provisions of this Agreement, shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, and permitted assignees. This Agreement shall not confer any rights or remedies upon any other Person.

12.5 Captions. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.7 Severability. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

SOLE MEMBER

ETP RETAIL HOLDINGS, LLC

Robert W. Owens President